EXHIBIT 10.2
3rd February 2010

TANGSHAN CAOFEIDIAN INVESTMENT CO., LTD

EMCORE CORPORATION

SHAREHOLDERS AGREEMENT

CONTENTS
Clause    Page

1.	Definitions and interpretations
2.	Shareholding structure of the Company
3.	Employee Share Option Plan
4.	Shareholders loans and Future Financing
5.	Business
6.	Board of directors
7.	Management of Group Companies
8.	Shareholders’ meeting
9.	Restrictions on sale of equity interest
10.	Deadlock
11.	Termination
12.	Business Plan and Budget
13.	Financial Affairs and Accounting
14.	Information and Reporting
15.	Confidentiality
16.	Entire agreement
17.	Further Assurance
18.	No assignment
19.	Modification
20.	Notices
21.	Waiver
22.	Force majeure
23.	Counterparts
24.	No partnership
25.	Costs and tax
26.	Conflict with the articles of association
27.	Severability
28.	Governing law
29.	Dispute Resolution
30.	Language
31.	Effectiveness

THIS SHAREHOLDERS AGREEMENT (Agreement) is made on this third day of February 2010.

BETWEEN

(1) TANGSHAN CAOFEIDIAN INVESTMENT CO., LIMITED, a limited liability company incorporated under the laws of the People’s Republic of China, with its principal place of business at  Kilometre Zero, Caofeidian Industrial Zone, Tangshan City, Hebei Province 063200, People’s Republic of China (Party A); and

(2) EMCORE CORPORATION, a publicly listed company incorporated under the laws of New Jersey, with its principal executive office at 1600 Eubank Boulevard, Albuquerque, New Mexico, USA (Party B).

WHEREAS

(A)           Pursuant to a share purchase agreement dated 3rd February 2010 (SPA), Party B has agreed to sell and Party A has agreed to purchase a 60% interest in the share capital of a newly established Hong Kong subsidiary of Party B (the Company) which will directly or indirectly (through its subsidiaries) hold Party B’s fibre optic assets for the operation of the Business.

(B)           Following the completion of the said share purchase pursuant to the SPA, Party A and Party B will own 60% and 40% of the equity interests of the Company, respectively.

(C)           The Parties have entered into this Agreement in order to set out the terms governing the relationship of Party A and Party B as Shareholders in the Company as well as the management and operation of the Company.

IT IS HEREBY AGREED as follows:

1. Definitions and interpretations

1.1 Definitions

Words and expressions used in this Agreement shall have the meanings set out below unless the context otherwise requires:

Acceptance Period has the meaning as set out in Clause 9.3(b).

Affiliate of any particular Person means any other Person Controlling, Controlled by or under common Control with such Person.

Articles of Association means the memorandum and articles of association of the Company jointly agreed by the Shareholders (as may be amended, modified or supplemented from time to time).

Auditing Firm means PriceWaterhouseCoopers, Ernst & Young, Deloitte Touche Tohmatsu, KPMG, or their joint venture accounting firms incorporated in the PRC, or such other accounting firms with comparable qualifications and international reputation as may be approved from time to time by the Board.

Board means the Company’s board of directors as constituted from time to time.

Board Term has the meaning as set out in Clause 6.2.

Business means the business of the Group Companies which shall be the designing, manufacturing and selling of telecom, enterprise, cable tv, fiber-to-the-premises, video transport, sub-systems and systems that enable the transmission of video, voice and data over high-capacity fiber optic cables in various fiber-optic transmission networks, and/or such other business activity as may be approved by the Board from time to time.

Business Day means any day (except Saturday or Sunday) on which banks in Hong Kong, Beijing and New York City are open for the transaction of normal banking business.

Budget means the budget for the initial 24 months of operation of the Company following the Establishment Date as set out in Schedule 3 of this Agreement and, for any period thereafter, the agreed budget of the Group Companies as approved by the Board prior to the start of each Financial Year.

Business Plan means the business plan for the initial 24 months of operation of the Company following the Establishment Date as set out in Schedule 4 of this Agreement and, for any period thereafter, the agreed business plan of the Group Companies as approved by the Board prior to the start of each Financial Year.

CEO means the chief executive officer of the Company.

CFO means the chief financial officer of the Company.

Chairman means the Chairman of the Board.

Change of Control in respect of a Person occurs when another Person who is not an Affiliate of such Person acquires, directly or indirectly, either by itself or in concert with others, Control over such Person.

Completion means the closing of the SPA in accordance with the terms of the SPA.

Confidential Information means and includes all proprietary information and/or the information relating to the business or assets of any of the Parties, the Company or their respective Affiliates (including oral, video or electronic data and information or those transmitted or acquired in writing via any other media), which is acquired by a Party by virtue of this Agreement or in its capacity as a Shareholder.

Control means:

(a)	the ownership or control (directly or indirectly) of more than 50 per cent of the voting share capital of the relevant undertaking; or

(b)	the ability to direct the casting of more than 50 per cent of the votes exercisable at general meetings of the relevant undertaking on all, or substantially all, matters; or

(c)	the right to appoint or remove directors of the relevant undertaking holding a majority of the voting rights at meetings of the board on all, or substantially all, matters.

COO means the chief operating officer of the Company.

Deadlock has the meaning as set out in Clause 10.2.

Deadlock Notice has the meaning as set out in Clause 10.3.

Deadlock Offer Notice has the meaning as set out in Clause 10.4.

Deed of Adherence means a deed in the form set out in Schedule 2.

Defaulting Party has the meaning as set out in Clause 11.1(d).

Directors means the directors who are appointed by the Company from time to time in accordance with this Agreement and the Articles of Association, including any alternate director where applicable.

Dispute has the meaning as set out in Clause 29.1.

Emergency Deadlock Event has the meaning as set out in Clause 10.8.

Encumbrance means any mortgage, pledge, lien, restriction, assignment, security interest, title retention, option, priority, trust arrangement, equity interest, any type of preferential arrangement, hypothecation or security arrangement, or any other agreement or arrangement which causes a guarantee or any other person’s equity, equity interest or right (including any right to acquire, option, pre-emptive right or priority).

ESOP means the Company’s employee share option plan to be drawn up by the Parties and approved by the Board.

Establishment Date means the date of establishment of the Company as a joint venture between Party A and Party B, being the date of Completion of the transactions contemplated under the SPA.

Event of Force Majeure has the meaning as set out in Clause 22.1.

Financial Year means any fiscal year of the Group Companies commencing from 1st January to 31st December of any given calendar year.

Fundamental Issue has the meaning as set out in Clause 10.3.

Group Company means the Company or any of its Subsidiaries.

Governmental Body means any:

(a)	nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)	federal, state, local, municipal, foreign, or other government;

(c)
governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court, arbitral body or other tribunal with competent jurisdiction);

(d)	multi-national or supra-national organization or body; or

(e)
body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any national securities exchange (and including, for this purpose, any automated quotation service).

IFRS means International Financial Reporting Standards promulgated by the International Accounting Standards Board (IASB) (which includes standards and interpretations approved by the IASB and International Accounting Standards (IAS) issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis.

Initial Equity Interest has the meaning as set out in Clause 9.2.

Insolvency Event means any of the following:

(a)
a court of competent jurisdiction makes an order or a resolution is passed, for the dissolution, liquidation, winding up, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of a Person, whether out of court or otherwise (and otherwise than in the course of a reorganisation or restructuring previously approved in writing by all the other Shareholders);

(b)
any step is taken whether out of court or otherwise (which is not withdrawn or discharged within 30 days) to appoint a liquidator, manager, receiver, administrator or other similar officer (whether out of court or otherwise) in respect of a Person; or

(c)	if a Person enters into any composition, assignment or arrangement with its creditors generally.

Lock-up Period means the period from the date of this Agreement up to the end of the second anniversary following Establishment Date.

Material Event of Force Majeure has the meaning as set out in Clause 22.3.

Non-transferring Shareholder has the meaning as set out in Clause 9.3(a).

Offered Shares has the meaning as set out in Clause 9.3(b).

Ordinance means the Companies Ordinance of Hong Kong (Cap. 32).

PRC means the People’s Republic of China, which, for the purposes of this Agreement does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the territory of Taiwan.

PRC GAAP means the PRC Generally Accepted Accounting Principles.

PRC Subsidiary has meaning set out in Clause 5.2.

Pre-emptive Right has the meaning as set out in Clause 9.3(b).

 Regulatory Approvals means any necessary approvals required by any competent governmental or regulatory agencies or authorities;

Reserved Matters has the meaning as set out in Clause 6.7.

Share(s) means the ordinary share(s) with par value of HK$0.01 each in the share capital of the Company, having the rights and benefits as granted by, and being subject to the restrictions set out in, the Articles of Association.

Shareholders means Persons at the relevant time hold Shares (and Shareholder means any one of them), including any Person to whom Shares have been Transferred or issued and who has agreed to be bound by this Agreement by executing a Deed of Adherence.

Shareholders Loans has the meaning as set out in Clause 4.1.

Shareholders’ Meeting has the meaning set out in Clause 8.1.

SIAC has the meaning as set out in Clause 29.1.

Subsidiaries or Subsidiary means, in relation to a specific Person (holding company), any company or other commercial entity who is Controlled by the holding company (either directly or through one or more Subsidiaries).

Surviving Provisions means Clause 1 (Definitions And Interpretations), Clause 15 (Confidentiality), Clause 16 (Entire Agreement), Clause 18 (No Assignment), Clause 19 (Modification), Clause 20 (Notices), Clause 21 (Waiver), Clause 25 (Costs And Tax), Clause 26 (Conflict with the Articles Of Association), Clause 27 (Severability), Clause 28 (Governing Law), Clause 29 (Dispute Resolution) and Clause 30 (Language).

Termination Events has the meaning as set out in Clause 11.1.

Third Party Purchaser has the meaning as set out in Clause 9.3(a).

Transfer means to sell, assign, hypothecate or create any charge on, security interest in or any other Encumbrance on, or otherwise dispose of.

Transfer Notice has the meaning as set out in Clause 9.3(a).

Tribunal has the meaning as set out in Clause 29.1.

US$ means the United States Dollar, the lawful currency of the United States of America.

US Subsidiary means the corporation incorporated in the State of Delaware which holds the principal U.S.-based assets of the Business.

1.2 Interpretation

(a)	Unless the context otherwise requires, capitalised terms not defined in this Agreement shall have the meaning as set forth in the SPA.

(b)	Words importing the singular shall include the plural and vice versa, and words importing one gender shall include every gender.

(c)	The headings in this Agreement are inserted for ease of reference only and do not affect the construction or interpretation of this Agreement.

(d)	References to a “Person” shall include a body corporate, unincorporated organisation and partnership (in each case whether or not having separate legal personality).

(e)
References to any document (including this Agreement) are the references to that document together with any amendment, supplementation or modification thereto or consolidation or novation thereof as made from time to time.

(f)
Where any obligation in this Agreement is expressed to be undertaken or assumed by any Party, that obligation is to be construed as requiring the Party concerned to exercise, to the extent possible, all rights and powers of control over the affairs of any other Person which it is able to exercise (whether directly or indirectly) in order to secure performance of the obligation.

2. Shareholding structure of the Company

2.1 The authorised share capital of the Company shall be HK$1,000,000 divided into [100,000,000] Shares with a par value of HK$0.01 per Share. The issued share capital of the Company as of the Establishment Date shall be 10,000,000 Shares.

2.2 On the Establishment Date, the number of Shares held by Party A and Party B respectively shall be as follows:

Shareholder	Total number of Shares	Shareholding Proportion at Completion
Party A	6,000,000	60%
Party B	4,000,000	40%

3. Employee Share Option Plan

3.1 The Parties agree that as soon as practicable following the Establishment Date, the ESOP shall be submitted to the Board for review and approval.  The ESOP shall contemplate the issuance of an additional 10% of the share capital in the Company to specified categories of employees of the Group Companies upon exercise of the option rights granted under the ESOP. The Parties shall cause all Directors to vote in favour of the ESOP.

4. Shareholders loans and Future Financing

4.1 Shareholders Loans

Each of Party A and Party B (each, a Lending Shareholder) shall provide shareholders loans in accordance with this Clause 4 on the terms provided in Schedule 5 (the Shareholders Loans) following the Establishment Date.

4.2 Party A Loan

Party A shall provide a term loan in the aggregate amount of US$18,000,000 (or its equivalent, in such proportion of RMB and US$ to be agreed by the Shareholders) no later than ninety (90) days following the Establishment Date to the Company to be utilised in accordance with the Business Plan and Budget. In addition, Party A shall within ninety (90) days after the first anniversary of the Establishment Date provide an additional term loan in the aggregate amount of US$9,000,000 (or its equivalent, in such proportion of RMB and US$ to be agreed by the Shareholders) to the Company to be utilised in accordance with the Business Plan and Budget. The principal terms of the term loans shall be as set out in Schedule 5.

4.3 Party B Loan

Party B shall within five (5) Business Days following Completion, provide a shareholder loan to the Company for an aggregate amount of US$2,000,000 to be paid into a U.S. bank account designated by the Company, to be utilised in accordance with the Business Plan and Budget. In addition, Party B shall on or around the first anniversary of within ninety (90) days after the first anniversary of the Establishment Date provide an additional term loan in the aggregate amount of US$1,000,000 to the Company to be utilised in accordance with the Business Plan and Budget. The principal terms of the term loans shall be as set out in Schedule 5.

4.4 Priority of Shareholders Loan

Unless otherwise agreed by Party A and Party B, the Shareholders Loans shall be rank pari passu with each other and with respect to any other present and future unsecured and unsubordinated indebtedness of the Company owed to the Shareholders and their Affiliates or third parties from time to time.

4.5 Use of Shareholders Loan

The Shareholders agree that the Company and its Subsidiaries shall use the Shareholders Loans only for the following purposes and in accordance with the Budget and Business Plan of the Company as approved by the Board from time to time:

(a)	to expand capacity by setting up new facilities in the PRC;

(b)	as capital contribution to (or subsequent increase in the capital of) the Subsidiaries of Company;

(c)	to satisfy the working capital needs of the Group Companies; and

(d)	for general corporate purpose(s) of the Group Companies in relation to the Business (including research and development, and acquisitions as approved by the Board).

4.6 Future Capital Increase and Financing

Increase of share capital

4.7 The share capital of the Company may be increased from time to time as the Shareholders may agree in accordance with this Agreement.  In case of any proposed increase in the share capital, each Shareholder shall be entitled (but has no obligation) to subscribe to such increase on a pro-rata basis in proportion to its shareholdings in the Company at the time of the increase.  Each Shareholder may exercise its right to subscribe for all or any of its entitled amount of the capital increase by giving notice in writing to the Company within twenty (20) Business Days after a preliminary proposal with respect to the increase in registered capital has been approved by the Board.

4.8 Notwithstanding Clause 4.7, if a Shareholder does not subscribe for its full pro rata entitlement in respect of a capital increase in the manner described in Clause 4.7, to the extent permitted by law and subject to Regulatory Approvals, the other Shareholder shall have the right at its option, by giving a written notice to the Company and the non-subscribing Shareholder within ten (10) Business Days after the expiration of the twenty (20) Business Day period referred to in Clause 4.7, to subscribe for all or any part of such Shareholder’s pro rata entitlement for which the Shareholder has not subscribed.

Future financing

4.9 Subject to on-going review of expansion and acquisition strategies by the Board, the Shareholders agree that it is their intention that the Company will expand primarily through acquisitions and Party A shall be responsible for either providing, arranging or assisting in the arrangement of financing for such acquisitions that have been approved by the Board.

4.10 If and to the extent that all the Shareholders agree to participate in any such guarantee, bond or financing arrangement then, unless the Shareholders agree otherwise:

(a)	any liability or obligation to be assumed by them in relation to any such guarantee, bond or financing arrangement shall be borne pro rata to their existing shareholdings in the Company; and

(b)	any such liability or obligation shall be several and not joint or joint and several.

5. Business

Business principles

5.1 The Business of the Group Companies shall be conducted based on sound commercial principles, in accordance with the Business Plan and Budget as formulated and approved by the Board from time to time, and in compliance with all applicable laws. The initial Budget and Business Plan of the Group Companies which have been formulated and agreed by the Shareholders are appended in Schedule 3 and Schedule 4 respectively.

Establishment of PRC operations

5.2              Pursuant to the Restructuring Plan of Party B, Party B shall as soon as practicable after the establishment of the Company, procure the Company to apply to the relevant Governmental Bodies for the incorporation of a foreign-invested enterprise in Caofeidian Industrial Zone, Tangshan City, Hebei Province, PRC (the PRC Subsidiary).  The Parties will endeavour to agree on the name, registered capital, total investment, business scope, term and other relevant matters concerning the PRC Subsidiary as soon as practicable following the date of this Agreement.

All costs in connection with the establishment of the PRC Subsidiary shall be borne by the Company, and the Company shall reimburse each Party in full for all reasonable and proper costs incurred on behalf of the Company in connection with the foregoing.

6. Board of directors

Board of Directors

6.1 The Company shall be managed by the Board in accordance with the provisions of this Agreement and applicable laws. The Board shall be responsible for the overall strategy, direction,  policy and management of the Group Companies. Subject to Clause 9.2(b), the Board shall consist of five (5) Directors, three (3) of whom shall be nominated by Party A, two (2) of whom shall be nominated by Party B, and their appointment shall be subject to formal appointment at the Shareholders Meeting. Each Shareholder shall forthwith take all steps necessary to ensure (by the exercise of voting rights or otherwise) that the persons nominated as Directors pursuant to this Clause 6.1 are so appointed.

6.2 The Board shall have a term of three (3) years (the Board Term).  At the end of the Board Term, a new Board shall be elected, and members of the Board may stand for re-election upon nomination by the relevant Shareholder in accordance with this Agreement. If for any reason a new Board has not been elected upon the end of the Board Term, the existing Directors shall continue to serve as Directors and exercise powers and discharge duties accordingly, until a new Board has been elected.

6.3 Subject to the legal obligations of the Directors, each Shareholder shall use best efforts to procure that the Directors it nominates comply with this Agreement and take all necessary measures to give effect to this Agreement.

Nomination and removal

6.4 Any Shareholder may at any time, by placing a written notice to the Board and by sending a copy of the same to the other Shareholder, remove any Director nominated by it. The Directors shall take all actions necessary in order to remove such Director as soon as practicable after receipt of such written notice. Upon a Director’s position becoming vacant by reason of removal, resignation, retirement, illness, loss of civil capacity, death or any other reason, the Party that originally nominated such Director may by written notice to the Board and sending a copy of the same to the other Shareholder, nominate a new Director to fill the vacant position. The Directors shall take all actions necessary in order to appoint such nominee to the Board as soon as practicable after receipt of such written notice. The Director nominated to fill the vacant position shall serve out the remaining Board Term.  In the event that any Shareholder ceases to hold any Shares, such Shareholder shall procure that all the Directors appointed by it shall immediately resign from the Board. Each Party agrees that it will not arbitrarily and without just cause act to remove a Director nominated by the other Party at a Shareholders’ Meeting.

Compensation upon removal

6.5 Any Shareholder who removes any Director in accordance with this Clause 6 and the relevant provisions of the Articles of Association shall bear and indemnify the other Shareholder and the Company in full for any liability arising from such removal and in connection with any claim for unfair and wrongful dismissal, and any reasonable costs and expenses incurred in defending such claim, including without limitation the attorney fees actually paid.

Board meetings

6.6 The Board shall convene a meeting at least twice a year to be held in such location as stated in the notice of meeting (provided that such location shall be reasonably convenient for the Directors), and such meeting may be attended in person or by means of telephone, videoconferencing or any other modern communication devices using which the Directors can properly communicate with each other in real time, and the Directors who properly attended a meeting via such devices shall be deemed to have attended in person.

6.7 At each meeting of the Board, and in respect of each resolution proposed to the Board, each Director shall have one (1) vote.  Subject to Clause 6.10 and unless otherwise required by the Ordinance or other applicable laws, all resolutions passed by the Board shall be adopted by the affirmative votes of a simple majority of the Directors present at the meeting in person or by proxy.  Notwithstanding the foregoing and subject to Clause 6.10, the adoption of any resolutions for any of the matters set out in Schedule 1 (the Reserved Matters) shall require the affirmative vote of at least one (1) Director nominated by Party A and at least one (1) Director nominated by Party B, provided, however, that the Reserved Matters shall cease to require the affirmative vote of at least one (1) Director nominated by Party B immediately upon a Change of Control occurring in respect of Party B.

Notice of meetings

6.8 Unless otherwise waived by all the Directors, the notice of each meeting of the Board shall be sent to each Director not less than fourteen (14) days prior to the convening of such meeting and shall be accompanied by the agenda of the meeting together with all written papers to be circulated to the Directors or be presented at the meeting.  Within fourteen (14) days after such meeting, a copy of the minutes of that meeting shall be delivered to each Director.  Unless otherwise agreed by the Board, the minutes of meetings of the Board shall be prepared in English and Chinese languages.

Chairman

6.9 Party A shall nominate a Director to act as the Chairman.  Any Director may convene a Board meeting and the Chairman (or in his absence, any other Director elected at a Board meeting) shall preside over the Board meeting. The Chairman shall not have a casting vote in the event of a deadlock over any matter to be decided by the Board.

Quorum

6.10 Each Board meeting shall require a quorum of at least three (3) Directors, present in person or by proxy, and shall include at least one (1) Director appointed by Party A and one (1) Director appointed by Party B.  If proper notice to convene a Board meeting under Clause 6.8 has been given and if the required number of Directors fail to attend the meeting by themselves or by proxy within one (1) hour of the time scheduled for the commencement of the Board meeting, and therefore a quorum is not constituted in accordance with this Clause 6.10, such Board meeting shall be adjourned and reconvened in the same location and at the same time on the seventh (7th) day (or such later date as specified by the Chairman) from the date of the earlier meeting, and if at the reconvened meeting a quorum is not present within one (1) hour from the time scheduled for the commencement of the Board meeting, then the Directors present (provided their numbers shall be not less than two) shall be deemed to constitute a quorum. In the event that a meeting is reconvened and held in accordance with this Clause 6.10, only such matters as are specified in the agenda for the originally scheduled meeting may be dealt with and be decided upon at such reconvened meeting.

Attendance by Proxy

6.11 If any Director is unable to attend a Board meeting, he may send a written notice to the Board at least one (1) Business Day prior to the date of convening the Board meeting and appoint an alternate to attend the meeting as proxy. An alternate director shall be a person already serving as a Director at the time of appointment and may represent one or more Directors.  Such alternate director shall be entitled to attend and vote at meetings of the Board and to be included in the quorum.  Each alternate director shall have one (1) vote of every Director whom he represents, in addition to his own vote as a Director.

Written resolutions

6.12 A written resolution signed by all Directors then entitled to receive a notice of Board meeting shall be deemed as valid and effectual as if it had been passed at a meeting of the Board duly convened and held, without the need for any agenda or notice.  The signature of any Director may be given by his alternate.  Any such resolution may be signed by the Directors in one or more counterparts which shall, when taken together, constitute one and the same document. A cable, telex, fax message or other written electronic communication sent by a Director or his alternate shall be deemed to be a document signed by him for the purposes of this Clause 6.12.

Remuneration

6.13 The remuneration of Directors, officers and senior management personnel of the Company shall be approved by the Shareholders at the annual general meeting of the Company.  The Company shall reimburse a Director for reasonable expenses incurred in respect of travelling, accommodations and other living expenses to attend Board meetings if the Board agrees to do so.

Subsidiaries of the Company

6.14 The Shareholders shall procure that, subject to applicable laws and regulations in the jurisdiction in which the relevant Subsidiary is incorporated, the size, composition, term and procedure of the board of each of the Subsidiaries of the Company (including any future Subsidiaries to be established by the Company) shall be consistent with those adopted for the Board of the Company as set forth above.

7. Management of Group Companies

Appointment of management personnel

7.1 For the first and second Board Term and provided that Party B holds no less than 25% of the Shares in the Company, Party B shall be entitled to nominate the CEO (whose appointment shall be approved by the Board), who shall in turn be entitled to nominate the COO and appoint other senior management personnel of the Company (other than the CFO) to be approved by the Board. Party B shall ensure that the CEO candidate it nominates, and shall procure the CEO to ensure that each of the candidates for other senior management personnel he nominates or appoints, shall have good moral character and possess the requisite levels of expertise, qualifications and experience to fulfil the position for which he has been nominated. At the earliest of (a) the end of the second Board Term;  (b) when Party B ceases to hold at least 25% of the Shares in the Company; or (c) immediately upon a Change of Control occurring in respect of Party B, Party B shall cease to have the right to nominate the CEO and the CEO shall thereafter be appointed by the Board upon nomination of either Shareholder.

7.2 The CEO, CFO and COO shall be responsible to the Board and their respective powers, duties and responsibilities shall be within such scope as specified by the Board.

7.3 For the first and second Board Term and provided that Party A holds no less than 25% of the Shares in the Company, Party A shall be entitled to nominate the CFO (whose appointment shall be approved by the Board). Party A shall ensure that the CFO candidate it nominates shall have good moral character and possess the requisite levels of expertise, qualifications and experience to fulfil the position for which he has been nominated. At the earlier of (a) the end of the second Board Term or (b) when Party A ceases to hold at least 25% of the Shares in the Company, Party A shall cease to have the right to nominate the CFO and the CFO shall thereafter be appointed by the Board upon the nomination by either Shareholder.

7.4 Any Shareholder may at any time, by placing a written notice to the Board and by sending a copy of the same to the other Shareholder, remove any management personnel nominated by it. The Directors shall take all actions necessary in order to remove such management personnel as soon as practicable after receipt of such written notice. Upon a management position becoming vacant by reason of removal, resignation, retirement, illness, loss of civil capacity, death or any other reason, the Party that originally nominated such management personnel may by written notice to the Board and sending a copy of the same to the other Shareholder, nominate a new management personnel to fill the vacant position. The Directors shall take all actions necessary in order to approve the appointment of such nominee as soon as practicable after receipt of such written notice.

7.5 The Shareholders shall procure that, subject to applicable laws and regulations in the jurisdiction in which the relevant Subsidiary is incorporated, the nomination of senior management personnel of each Subsidiary (including any future Subsidiaries to be established by the Company) shall be effected in accordance with the provisions set forth in Clauses 7.1 and 7.2 above, and the board of directors of each Subsidiary shall accordingly appoint such senior management personnel so nominated.

7.6 The term of office of the CEO, COO and CFO of the Company (and the equivalent positions of each Subsidiary) shall be three (3) years, or such other term as deemed appropriate by the board of directors of the relevant Group Company.  Upon expiration of the term of service, an individual may serve consecutive terms if re-appointed by the board of directors of the relevant Group Company.  The CEO, COO and CFO of the Company (and the equivalent positions of each Subsidiary) may only be removed by the board of directors of the relevant Group Company by resolution.  In such case, each successor shall be nominated and appointed in the same manner as his predecessor, and shall serve out the remaining term of service of his predecessor.

7.7 Performance benchmarks of the Company shall be decided by the Board.  The Board will review on a regular basis the Company’s actual performance against the financial, operational and strategic benchmarks set by the Board at the beginning of each year, with a view to assess the conditions of the Company.  If the Company’s performance does not meet the relevant benchmarks, the Board will consider adopting strategic alternatives (including sale of the Company or its assets), and such decisions shall not constitute a Reserved Matter of the Board.

8. Shareholders’ meeting

Shareholders’ meeting and voting rights

8.1 An annual general meeting of the Company shall be convened by the Board within four (4) months after the end of each Financial Year, unless otherwise required by the Ordinance or the Articles of Association of the Company, in Hong Kong, the PRC or the United States or any other location provided that such location shall be reasonably convenient for the Directors and Shareholders.  General meetings other than such annual general meetings shall be called extraordinary general meetings (such annual general meetings and extraordinary general meetings to be collectively referred to as Shareholders' Meeting). Unless waived by all Shareholders, the notice of each Shareholders’ Meeting shall be given by the Chairman to all Shareholders no less than thirty (30) days prior to the date of convening such meeting, and shall be accompanied by the agenda of the meeting together with all written papers to be circulated to the Shareholders or presented at the meeting.  In addition, any extraordinary general meeting of the Shareholders may be held and convened by the Shareholders in accordance with the Ordinance.  Within fourteen (14) days after each Shareholders’ Meeting, a copy of the minutes of that meeting shall be delivered to each Shareholder.  The minutes of Shareholders’ Meetings shall be written in English and Chinese languages.

Unless otherwise prohibited by the Articles of Association of the Company or the Ordinance, a Shareholders’ Meeting may also be held by means of telephone, videoconferencing or any other modern communication devices using which the representatives of the Shareholders can properly communicate with each other in real time, and the representatives of Shareholders who properly attended a meeting via such devices shall be deemed to have attended in person.

Quorum for Shareholders’ Meeting

8.2 The quorum required by any Shareholders’ Meeting shall be constituted by at least one (1) representative appointed by Party A and one (1) representative appointed by Party B, present in person or by proxy.  If proper notice to convene a Shareholders' Meeting under Clause 8.1 has been given and if the required number of Shareholders fail to attend the meeting by themselves or by proxy within one (1) hour of the time scheduled for the commencement of the meeting, and therefore a quorum is not constituted in accordance with this Clause 8.2, such Board meeting shall be adjourned and reconvened in the same location and at the same time on the fourteenth (14th) day (or such later date as specified by the Chairman) from the date of the earlier meeting, and if at the reconvened meeting a quorum is not present within one (1) hour from the time scheduled for the commencement of the meeting, then the Shareholders present shall be deemed to constitute a quorum. In the event that a Shareholders’ Meeting is reconvened and held in accordance with this Clause 8.2, only such matters as are specified in the agenda for the originally scheduled meeting may be dealt with and be decided upon at such reconvened meeting.

Written resolution

8.3 A written resolution signed by all of the Shareholders shall be deemed as valid and effective as the resolution passed at a Shareholders’ Meeting duly convened, without the need for any agenda and notice.  The signature of any Shareholder may be given by his duly authorised representative.  Any such resolution may be signed by the Shareholders in one or more counterparts which shall, when taken together, constitute one and the same document.

Voting at Shareholders’ Meeting

8.4 Subject to Clause 8.2 and unless otherwise required by the Ordinance or other applicable laws, all resolutions passed by the Shareholders’ Meeting shall be adopted by the affirmative votes of more than fifty percent (50%) of the voting rights present at the relevant Shareholders’ Meeting.  Notwithstanding the foregoing, the adoption of any resolutions for any of the matters set out below shall require the affirmative votes of at least seventy-five percent (75%) of the voting rights present at the relevant Shareholders’ Meeting provided, however, that immediately upon a Change of Control occurring in respect of Party B, the following matters shall, unless otherwise mandatorily required by the Articles of Association of the Company and the Ordinance, cease to require at least seventy-five percent (75%) of the voting rights present at the relevant Shareholders’ Meeting:

(a)	modifications to the Articles of Association of the Company, which do not constitute corrections, restatements or amendments made to comply with applicable laws or this Agreement;

(b)	redemption of Shares, buy-back of Shares, reduction or conversion of capital or change of the authorised share capital of the Company;

(c)	any form of reorganisation of the Company, including any merger, amalgamation, reconstruction or consolidation of the Company with any third party;

(d)	winding up, liquidation or dissolution of the Company or commencement of bankruptcy proceedings with respect to, or appoint a liquidator or official receiver to manage the assets of, the Company.

8.5 Each Shareholder undertakes to the other Shareholders as follows:

(a)	to exercise all voting rights and powers of control in relation to the Company so as to give full effect to the terms and conditions of this Agreement; and

(b)
to procure the Director(s) appointed by it and its other representatives and nominees (subject to the Directors’ fiduciary duties to the Company) to support and implement all resolutions of the Shareholders.

9. Restrictions on sale of equity interest

Lock-up of Equity Interest

9.1 During the Lock-up Period, except with prior written consent of the other Shareholders or except for the transactions contemplated in Clause 9.4 (Transfer to Affiliates and Mandatory Transfers), each of the Shareholders shall not Transfer the legal or beneficial interest in all or any part of the Shares held or owned by it to any third party.

Transfer following expiry of Lock-up Period

9.2 Subject to the provisions in this Clause 9, each Shareholder shall be permitted to:

(a)	transfer up to twenty five percent (25%) of the total equity interest in the Company then held by it following the expiry date of the Lock-up Period (Initial Equity Interest); and

(b)
transfer up to an additional twenty five percent (25%) of its Initial Equity Interest on or after the expiry of each 12-month anniversary following the Lock-up Period provided that, if, as a result of such transfer of stock in the Company, the percentage interests of the parties hereto are reduced, the following shall apply:

(i)	Party A shall only have the right to nominate two (2) Directors if it holds 30% or more, but less than 45% equity interest in the Company from time to time;

(ii)	Party A and Party B shall only have the right to nominate one (1) Director if that Party holds 15% or more, but less than 30% equity interest in the Company from time to time; and

(iii)	Party A and Party B shall lose the right to nominate a Director if that Party holds less than 15% equity interest in the Company.

(c)	The foregoing provisions shall not apply if the Parties’ percentage interests are reduced through the issuance of additional Shares by the Company rather than by transfer.

Pre-emptive Right

9.3 Subject to Clauses 9.1 to 9.2, each of Party A and Party B undertakes the following:

(a)
If any Shareholder receives a bona fide written offer from a third party purchaser (the Third Party Purchaser) and intends to accept such offer, the selling Shareholder shall give a written notice (the Transfer Notice) to the other Shareholder (the Non-transferring Shareholder) relating to the Third Party Purchaser offer and shall set out details of the identity of the Third Party Purchaser, the price of and other terms and conditions for the Third Party Purchaser offer.

(b)
Subject to Clause 9.3(d), within fifteen (15) days after receipt of the Transfer Notice (the Acceptance Period), the Non-transferring Shareholder shall have the right to notify the selling Shareholder in writing of its election to purchase all (but not less than all) of the Shares offered for sale (Offered Shares) at the price stated in the Third Party Purchaser offer and under the other terms and conditions as set out in the Transfer Notice (the Pre-emptive Right).

(c)
The failure by the Non-transferring Shareholder to deliver the notice under Clause 9.3(b) to the selling Shareholder within the Acceptance Period shall be deemed as waiver of its right to exercise its Pre-emptive Right. In such case and subject to Clause 9.3(a), the selling Shareholder may transfer the Offered Shares to the Third Party Purchaser at the price and under other terms and conditions not more favourable than those as set out in the Transfer Notice and based on good faith and arm's length terms, provided that (i) such transfer shall be completed within ninety (90) days after the date of the Transfer Notice and the Third Party Purchaser enters into a Deed of Adherence, and (ii) the Third Party Purchaser purchases all (but not less than all) of the Shares offered for sale by the selling Shareholder.

(d)
For purposes of this Clause 9.3, a bona fide offer means a genuine offer obtained through negotiations based on good faith and arm’s length terms, and given by an unrelated party which is not otherwise affiliated with the selling Shareholder.

Transfer to Affiliates and Mandatory Transfers

9.4 Notwithstanding other provisions of this Clause 9, each Party may freely transfer all or part of its Shares to one of its Affiliates.  The transferring Shareholder shall give written notice to the Board and the other Shareholder of the transfer, specifying the name, legal address and legal representative (if applicable) of the Affiliate and providing documentary evidence reasonably satisfactory to the other Shareholder that the proposed transferee is its Affiliate, provided always that such Affiliate shall enter into a Deed of Adherence.

9.5 Notwithstanding other provisions of this Clause 9, Party A shall be entitled to Transfer all or part of its Shares to any PRC state-owned enterprise that is not controlled by the PRC military or a designated military supplier who conducts substantial business with the PRC military, provided that:

(a)	the Transfer is required by any applicable PRC law or mandated in writing by a competent Governmental Body having jurisdiction over Party A;

(b)	it shall give written notice to the Board and Party B in respect of the transfer, setting out the name, legal address and legal representative (if applicable) of the transferee; and

(c)
Party A agrees, to the extent permitted by applicable PRC law or the competent Governmental Body, to use reasonable efforts to procure the transferee to undertake in writing to comply with the terms and conditions of this Agreement.

10. Deadlock

10.1 The Parties shall cause the Directors to, in good faith, attempt to arrive at a consensus when considering significant decisions relating to the management and the operation of the Company.  The Parties shall strive to avoid impasse in decisions to be made by the Board.

10.2 A Deadlock shall be deemed to have occurred in the event that a decision cannot be made on any matter to be decided by the Board (including any Reserved Matter as specified in Schedule 1) due to which no action can be taken on the matter in question in three (3) successive duly convened Board meetings at which a quorum is present.

10.3 Upon a Deadlock having occurred, either Shareholder may give notice in writing (the Deadlock Notice) to the Chief Executive Officer (or person holding an equivalent position) of the other Shareholder (collectively referred to as the “Chief Officers”), of the existence of a Deadlock and the issue on which Deadlock has arisen (hereinafter referred to as the Fundamental Issue). The Deadlock Notice shall specify in reasonable detail the nature of the Fundamental Issue giving rise thereto. The Chief Officer receiving the Deadlock Notice shall promptly arrange for a meeting with the other Chief Officer for the purpose of resolving the Deadlock. The meeting shall be held within twenty-five (25) Business Days from the date the Deadlock Notice is given.

10.4 In the event the Fundamental Issue is not resolved within seventy-five (75) days after the aforementioned meeting of the Chief Officers, unless the Shareholders mutually agree in writing regarding an alternative solution, Party A may within fifteen (15) Business Days notify Party B (a Deadlock Offer Notice) specifying a price at which it offers to sell or purchase all (but not less than all) of the Shares of Party B. If Party A does not issue a Deadlock Offer Notice within the said fifteen (15) Business Day, Party B may within a further fifteen (15) Business Days serve a Deadlock Offer Notice on Party A specifying a price at which it offers to sell or purchase all (but not less than all) of the Shares of Party A. A Deadlock Offer Notice is irrevocable.

10.5 Within a period of ten (10) Business Days after receiving a Deadlock Option Notice, the recipient Party shall at its sole option elect either to:

(a)	buy, all of the other Party’s Shares at the price stated in the Deadlock Offer Notice; or

(b)	require the other Party to buy all (but not less than all) of the Shares held by the recipient Party at the same price per Share as would have applied to a purchase under option (a).

10.6 If the recipient Party fails to make an election within the period stipulated in Clause 10.5, it shall be deemed to have agreed to sell to the Party issuing the Deadlock Offer Notice all (but not less than all) of the Shares held by the recipient Party at the same price per Share as would have applied to a purchase under Clause 10.5(a).

10.7 If (a) neither Party issues a Deadlock Offer Notice within the required period as provided under Clause 10.4 or (b) the recipient Party is deemed to have agreed to sell its Shares under Clause 10.6 but the Party issuing the Deadlock Offer Notice does not wish to proceed with the purchase, the Parties shall (unless they agree otherwise) make reasonable efforts to seek a third party purchaser for either all of the Shares held by both Parties or the entire shareholding of one of the Parties. If a third party purchaser acceptable to the Parties cannot be found within a sixty (60)-day period,  the Parties shall proceed without delay to commence liquidation proceedings in respect of the Company.

10.8 An Emergency Deadlock Event occurs where the Board is unable to make a decision on any matter on the first occasion the matter is put to the Board and such matter, if not addressed immediately, will or is reasonably likely to lead to the imminent insolvency or bankruptcy of either the Company or all of the Group Companies taken as a whole. In the case of an Emergency Deadlock Event having occurred, if such Emergency Deadlock Event is not resolved by the Board in consultation with the Chief Officers within thirty (30) days after the initial Board meeting that considered the matter, the Party whose nominated Director initially proposed the matter to the Board may serve the other Party a Deadlock Offer Notice specifying a price at which it offers to sell or purchase all (but not less than all) of the Shares of the other Party, in which case Clauses 10.4 to 10.7 shall apply mutatis mutandis.

10.9 Notwithstanding any Deadlock or Emergency Deadlock Event, the Parties must, so far as it is reasonably practicable, continue to perform and comply with their respective obligations under this Agreement to the extent that such obligations are not the subject of the Deadlock until the procedure described in this Clause 10 has been completed.

11. Termination

11.1 A Party, or either Party as specified below, shall be entitled to terminate this Agreement forthwith upon the occurrence of any of the following events (Termination Events):

(a)
by the remaining sole Shareholder if upon completion of Transfer of Shares according to this Agreement (including pursuant to the procedure applicable to a Deadlock), the Company has only one remaining Shareholder;

(b)	upon mutual agreement in writing by the Parties to terminate this Agreement;

(c)
by Party A, in the event that any Regulatory Approval required from any U.S. Governmental Body, or by Party B, in the event any Regulatory Approval required from PRC Governmental Body is withdrawn or modified or is not renewed at any time preventing the Group Companies from continuing to carry on the Business or a substantial part thereof, thereby rendering the Company unable to achieve the commercial objectives set by the Board;

(d)
by the non-Defaulting Party, upon a Party (the Defaulting Party) committing a material breach or default of this Agreement or a material breach or default of any of the Ancillary Agreements causing material detriment to a Group Company (such right of termination shall be without prejudice to any right or action to claim damages by the non-Defaulting Party).

(e)	by the non-insolvent party upon an Insolvency Event occurring in respect of the other Party;

(f)	by either Party, upon occurrence of a Material Event of Force Majeure as provided in Clause 22.3;

(g)	by either Party if all or a material portion of the assets or property of the Group Companies are expropriated or requisitioned by any Governmental Body.

11.2 In the case of a Termination Event in Clause 11.1(b), 11.1(c), 11.1(e), 11.1(f) or 11.1(g), the Shareholder electing to terminate shall have the right to serve a Deadlock Offer Notice to the other Shareholder in accordance with the procedures set out in Clause 10.4, in which case, Clauses 10.5 to 10.7 shall apply mutatis mutandis.

11.3 In the case of a Termination Event in Clause 11.1(d), the non-Defaulting Party shall have the right to serve a Deadlock Offer Notice to the Defaulting Party in accordance with the procedures set out in Clause 10.4, in which case, Clauses 10.5 to 10.7 shall apply mutatis mutandis, provided that if the Defaulting Party accepts or is deemed to have accepted the non-Defaulting Party’s offer to purchase all of its Shares, the Parties agree that the non-Defaulting Party shall be entitled to purchase the Defaulting Party’s Shares at a per Share price which is 80% of the price of such Shares that would have applied had the Defaulting Party not committed a material breach or default.

11.4 Nothing in this Clause 11 shall affect the non-Defaulting Party’s right to claim damages or other compensation under applicable law for a breach or, where appropriate, to seek an immediate remedy of an injunction, specific performance or similar court order to enforce the Defaulting Party’s obligations.

12. Business Plan and Budget

The CEO and CFO shall draw up the draft Business Plan and Budget.  The Company shall procure that the Business Plan and Budget for the next Financial Year be submitted to the Board for examination and approval prior to 31 October of each Financial Year and in addition to setting out details of the current situation of the Group Companies and the Business, it shall also include detailed plans and projections regarding:

(a)	estimated revenues, expenditures and profits of the Group Companies;

(b)	staffing levels and plans for recruitment of personnel of the Group Companies; and

(c)	planning assumptions for all of the above.

The Board shall complete its examination and approval of each Business Plan and Budget for the next Financial Year prior to 31 December of each year.  The Company shall procure the CEO and the CFO to implement the Business Plan and Budget as approved by the Board.

13. Financial Affairs and Accounting

Financial Year

13.1 The financial year of the Company shall be from 1 January to 31 December (the Financial Year).  However the first financial year will begin on the Establishment Date and end either on 31 December of the same calendar year, or 31 December of the following calendar year as the Board may decide at its first meeting and subject to approval by the relevant Governmental Bodies (if necessary).

Accounting Principles and System

13.2 The Company shall ensure that each Group Company keeps its accounts and prepare financial statements in accordance with IFRS, or

(a)           in the case of Group Companies incorporated in the PRC, PRC GAAP; and

(b)           in the case of Group Companies incorporated in the United States, US GAAP.

In addition, the Company shall keep consolidated accounts for the Group Companies in accordance with IFRS.  If requested by Party A for its financial reporting purposes, the Company shall prepare consolidated accounts for the Group Companies in accordance with PRC GAAP.   If requested by Party B for its financial reporting purposes, the Company shall prepare consolidated accounts for the Group Companies in accordance with US GAAP.

13.3 The accounting system and procedures to be adopted by the Company shall be approval by the Board.  The Company shall maintain complete and accurate financial and accounting books and records and provides periodic reporting of financial information which is in accordance with all relevant laws and regulations and meets the requirements of the Shareholders and the Board.  The Company shall ensure that the other Group Companies keep their respective accounting systems and procedures in accordance with the requirements under this Clause 13.3.

13.4 US$ shall be used as the units of account by the Company in its financial accounts or in the case of any Group Companies incorporated in the PRC, RMB shall be used as the units of account in its financial accounts.  All financial statements and reports of the Group Companies shall be written in English (and in Chinese in the case of Group Companies incorporated in the PRC).  Party A shall be entitled to request copies of the English language financial statements and reports to be translated into Chinese and the costs of such translation shall be borne by the Company.

Independent Auditor

13.5 The Company shall engage an Auditing Firm as its auditor, to examine and verify the annual financial statements of the Group Companies.  The auditor shall be appointed by the Board for two (2) years or such other term as it considers desirable, and may be replaced by the Board at any time.

13.6 A Shareholder may, at its own expense, appoint another accountant to audit the accounts of the Company on its behalf.  Reasonable cooperation and access to the accounting books and records shall be given to such accountant and such accountant shall maintain the confidentiality of all information disclosed during the course of this audit (except for disclosure to the relevant party and its Affiliates).

Company Financial Statements

13.7 Within twenty-five (25) days following the end of each fiscal quarter for the Company, the CEO shall submit to the Board an operating report for the Group Companies such fiscal quarter for review.

13.8 Within 120 days following the end of each Financial Year, the CEO shall submit to the Board audited financial statements for the Group Companies for such Financial Year (including audited balance sheet, profit and loss statement, cash flow statement, foreign exchange balance and a profit distribution plan) together with the audit report of the Auditing Firm.

13.9 The Board shall review the audited financial statements and audit report of the Group Companies and submit the same to the Shareholders’ Meeting for approval.

Compliance with Law

13.10 The Parties agree that each of them and their respective representatives, as well as the Company, shall operate in compliance with all applicable laws with respect to the operation and business of the Company.

14. Information and Reporting

14.1 A Shareholder may examine the books, records and accounts to be kept by the Company and each Group Company.  A Shareholder shall be entitled to receive any information held by the Company and each Group Company which such Shareholder reasonably requires to keep it properly informed about the business and affairs of such Group Company and generally to protect its interests as a Shareholder.

14.2 Without prejudice to the generality of Clause 14.1, the Company and each Group Company shall, and each Shareholder shall procure that the Company and each Group Company shall, supply each Shareholder with:

(a)
unaudited financial statements of the Group Companies at the quarterly Board meetings of the Company.  If the Board meeting is not held within thirty (30) days of the end of a calendar quarter then the Company or a Group Company shall in any event provide the unaudited quarterly financial statements to each Party on the thirtieth (30th) day after the end of the calendar quarter;

(b)
annual audited financial statements under IFRS or PRC GAAP (where relevant), including cash flow statements as soon as they are available and no later than 120 days after the end of the relevant Financial Year;

(c)	a copy of monthly management accounts (including monthly income statement, cash flow statement and balance sheet) of each Group Company;

(d)
written details (including the Board’s reasonable estimate of potential liability thereunder) of any litigation or arbitration commenced or threatened against any Group Company which, if successful, would be likely to have a material adverse effect on the Group Company as soon as practicable after such litigation is threatened or commenced.

14.3 Each Shareholder shall be entitled to request information, records, statements and reports relating to the financial affairs of the Group Companies from the CFO and CEO subject to reasonable notice of not less than five (5) Business Days, and the CFO and CEO, as the case may be, shall promptly provide such information requested (if readily available) and in any event within five (5) Business Days of the request.  Where the requested information is not readily available, the CFO and CEO, as the case may be, shall use his or her best endeavours to provide such information as soon as practicable.

15. Confidentiality

15.1 Confidentiality undertaking

Each Shareholder undertakes to the other Shareholders and to the Company that, unless with the prior written consent of the relevant Shareholder who has provided the Confidential Information, none of the Shareholders, its respective management, employees, agents, Affiliates, Subsidiaries or other persons under its control and the respective management, employees and agents of such person will, during the validity period and after the termination of this Agreement (for whatever reason) use, or divulge to any third party, or publish, or disclose, or permit to publish or disclose any such Confidential Information which it has received or acquired, or is likely to receive or acquire (whether or not such information is marked as confidential if it is documented). Each Party acknowledges that Party B is a publicly traded Unites States company listed on Nasdaq and subject to the securities laws and regulations of the United States.  Each Party further acknowledges and agrees that it is aware, and that its officers, employees, agents and other representatives are aware, of restrictions imposed by the United States federal securities laws on a person possessing material, non-public information about a company (which in the case of Party B could include information about the Company) and that each party and its officers, employees and agents will comply with such laws.

15.2 Exceptions

The obligations as set out in Clause 15.1 shall not apply to any information which:

(a)	is in the public domain or obtained from the public through whatever channel pursuant to this Agreement;

(b)
is rightfully in a Shareholder’s possession due to disclosure by a third party entitled to disclose the Confidential Information and which is not subject to restrictions as to the use and disclosure thereof, and such information has been stored through proper channels;

(c)
is, as required by any applicable law or any stock exchange, Governmental Body or antitrust organisation with competent jurisdiction as appropriate, disclosed only to the extent required by any Shareholder, which shall first notify the other Shareholders of its intent to disclose the information and take into account the reasonable opinion of the other Shareholder; or

(d)	is independently developed by a Shareholder without use of the Confidential Information.

15.3 Announcements

Except as set forth below, any Shareholder or its Affiliates (or through a third party) shall not publish any announcement or press release in connection with the execution or subject matter of this Agreement without the prior written consent of the other Shareholder (such consent shall not be unreasonably withheld).  If any Shareholder or any of its Affiliates has an obligation to announce, disclose or declare under applicable laws or regulations (including the listing rules of the relevant stock exchange) or as required by any stock exchange or by any Governmental Body, the Shareholder shall inform the other Shareholders and give the other Shareholders a reasonable opportunity to comment on what is to be announced, disclosed or declared prior to such announcement, disclosure or declaration, provided that the other Shareholders shall not prevent or impede the Shareholder from its obligations required by law or the rules of the relevant stock exchange.

16. Entire agreement

Save in respect of the SPA, this Agreement (together with any relevant documents referred to herein) constitute the entire agreement among the Parties and supersedes any previous agreement, arrangement or memorandum among the Parties relating to the subject matter of this Agreement, which shall cease to be binding on all Parties.

Each Party acknowledges that it is not relying on any statements, warranties or representations given or made by any Party relating to the subject matter hereof, save as expressly set out in this Agreement.

17. Further Assurance

Each of the Parties agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as may be necessary or desirable to implement and/or give effect to this Agreement and the transactions contemplated by it.

18. No assignment

A Party may not assign this Agreement or otherwise assign the interests in this Agreement or any right or remedy hereunder without the prior written consent of the other Parties, except that such assignment is pursuant to a Transfer in accordance with Clause 9.

19. Modification

No modification or amendment to this Agreement shall become effective, except where it is signed in writing and confirmed by the authorised representative of each of the Parties.

20. Notices

Each notice, demand or other communication to be sent or given under or in connection with this Agreement shall be in writing and delivered by facsimile, hand or courier to the addresses or facsimile numbers of the relevant Parties as set out below (or such other addresses or facsimile numbers as informed to the other Parties in writing three (3) Business Days in advance):

To Party A:

Address:	0 Kilometre, Caofeidian Industrial Zone, Tangshan City, Hebei Province 063200, People’s Republic of China
Facsimile Number:                                +86 0315 882 0517
Attention:                                           General Manager

To Party B:

Address:                                           10420 Research Road, SE Albuquerque, NM 87123 USA
Facsimile Number:                                +1 505 323 3402
Attention:                                           Chief Executive Officer

Any notice, demand or other communication so given to the relevant Party shall be deemed to have been duly given: (a) if delivered by hand or courier, at the time its receipt is signed for, whether or not the person signing for such receipt has authority to do so, and (b) if sent or given by facsimile, when confirmation of its transmission has been recorded by the sender's facsimile machine. In the case of any notice received (or deemed received if not actually received by the time of receipt as deemed) after 4.00 p.m. on any day, service shall be deemed to occur on the next following Business Day.

21. Waiver

Any Party’s failure to exercise, or delay in exercising, any right or remedy under the provisions of this Agreement shall not operate or be construed as the Party’s waiver of such right or remedy.

22. Force majeure

22.1 None of the Parties shall be liable for any breach of or failure to perform any of its obligations hereunder where and to the extent that such breach or failure is caused by any event beyond such Party’s reasonable control, including acts of God, fire, flood, storms, typhoons, earthquakes, landslides, tsunamis, wars, civil strikes, actions of any Governmental Body not attributable to Party A, epidemics, terrorism and other similar events (an Event of Force Majeure).

22.2 If an Event of Force Majeure occurs, the performance of the contractual obligations under this Agreement of the Party affected by such Event of Force Majeure shall, to the extent and for the duration that they are affected by such Event of Force Majeure, be suspended and shall automatically be extended, without penalty, for a period equal to such suspension. A Party claiming an Event of Force Majeure shall promptly give notice to the other Party by appropriate means, and shall furnish reasonably substantial proof of the occurrence and duration of the adverse consequences of such Event of Force Majeure. A Party claiming an Event of Force Majeure shall also use all reasonable efforts to mitigate or terminate the effects of Force Majeure on its obligations hereunder.

22.3 If an Event of Force Majeure occurs in respect of any material obligation under this Agreement (Material Event of Force Majeure), the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable efforts to minimise the consequences of such Event of Force Majeure. If they are unable to find a solution after six (6) months and the aforesaid Event of Force Majeure continues unabated, either Party shall be entitled to terminate this Agreement in accordance with Clause 11.1(f).

23. Counterparts

This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

24. No partnership

This Agreement shall not constitute or be deemed to constitute a partnership between the Parties and the Parties shall not have any power to bind the others in any way.

25. Costs and tax

Each Party shall bear its own costs and expenses (including attorney fees and transaction costs) incurred by it in its preparation, negotiation, execution and performance of this Agreement and completion of the transactions contemplated hereunder.

26. Conflict with the articles of association

Notwithstanding that the provisions of the Articles of Association or the Company’s further amendments thereto may be contrary hereto, in the event of any ambiguity or conflict arising between the provisions of this Agreement and those of the Articles of Association, the provisions of this Agreement (so long as they remain in full force and effect) shall prevail. The Company is not bound by any provision of this Agreement to the extent that it constitutes an unlawful fetter on any statutory power of the Company.

27. Severability

If any provision of this Agreement is or is held to be invalid or unenforceable, then so far as it is invalid or unenforceable it has no effect and is deemed not to be included in this Agreement.  This shall not invalidate any of the remaining provisions of this Agreement.  The Parties shall use all reasonable endeavours to replace any invalid or unenforceable provision by a valid provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

28. Governing law

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong without giving effect to its principles of conflict of laws requiring the substantive law of any other jurisdiction.

29. Dispute Resolution

29.1 The Parties agree that any dispute, claim, controversy or disagreement (the Dispute) arising out of, relating to, or in connection with this Agreement (including the formation, existence, validity, enforcement, performance, breach, termination or interpretation thereof), shall be referred to and finally resolved in accordance with the Arbitration Rules administered by the Singapore International Arbitration Centre (SIAC) for the time being in force, which rules are deemed to be incorporated herein by reference.  The legal seat of the arbitration shall be Singapore.  The arbitration tribunal (Tribunal) shall consist of three arbitrators to be appointed by the chairman of the SIAC.  The language of the arbitration shall be English and Chinese.

29.2 The prevailing party shall be entitled to recover its reasonable costs and expenses, including witness fees and expenses, arbitrators’ fees and expenses, and fees and expenses of legal representation, incurred in the arbitration proceedings or in any action to enforce this Agreement or any arbitral award in any judicial proceeding.

29.3 The arbitral award shall be delivered to the parties, shall be in writing, shall state the reasons for the award, and shall be final and binding upon the parties, and the parties agree to be bound thereby and to act accordingly.  Nothing in this Clause 29 shall prevent any Party from seeking conservatory or interim measures, including, but not limited to, temporary restraining orders or preliminary injunctions or their equivalent, from any court of competent jurisdiction before the Tribunal is constituted or, thereafter, upon the order of the Tribunal.

29.4 Judgment upon any award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.  Each of the Parties knowingly, voluntarily, intentionally and expressly waives any and all rights it may have to a trial by jury with respect to any litigation instituted to compel arbitration pursuant to this Clause 29 or to confirm, recognize, enforce, vacate, modify or correct an award.  Each of the Parties acknowledges and agrees that any Party may effect a valid service or process in any arbitration or judicial proceedings by delivering any arbitral or judicial process or notice by utilizing the provisions set out in Clause 29.

30. Language

This Agreement shall be written in both English and Chinese. Both language versions shall have equal effect.

31. Effectiveness

Following execution of this Agreement by the authorised representatives of the Parties, this Agreement shall take effect from the Establishment Date.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

SIGNED by

By:      /s/ Yong Dong Liu
Name: Yong Dong Liu
Title:    General Manager

for and on behalf of
TANGSHAN CAOFEDIAN
INVESTMENT CO., LIMITED

SIGNED by

By:       /s/ Hong Q. Hou
Name:  Hong Q. Hou
Title:    Chief Executive Officer

for and on behalf of
EMCORE CORPORATION